Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Rain Therapeutics Inc. 2021 Equity Incentive Plan, the Rain Therapeutics Inc. 2021 Employee Stock Purchase Plan, and the Rain Therapeutics Inc. Amended and Restated 2018 Stock Option/Stock Issuance Plan of Rain Therapeutics Inc. of our report dated March 5, 2021 (except for the second paragraph of Note 13, as to which the date is April 19, 2021), with respect to the financial statements of Rain Therapeutics Inc. included in its Registration Statement (Form S-1 No. 333-254998), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 27, 2021